Exhibit 5.1

Carroll Legal LLC

1449 Wynkoop Street

Suite 507

Denver, CO 80202

June 25, 2025

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, CO 80241

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement (as amended, the “Registration Statement”) on Form S-1 (File No. 333-______) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the proposed offering and sale of (i) shares of the Company’s common stock (the “Common Stock”), $0.0001 par value per share (the “Common Shares”); (ii) warrants to purchase shares of Common Stock (the “Non-Prefunded Warrants”); (iii) shares of Common Stock issuable upon exercise of the Non-Prefunded Warrants (the “Non-Prefunded Warrant Shares”); (iv) prefunded warrants to purchase shares of Common Stock (the “Prefunded Warrants”); (v) shares of Common Stock issuable upon exercise of the Prefunded Warrants (the “Prefunded Warrant Shares”); (vi) Placement Agent Warrants to purchase Common Stock (the “Placement Agent Warrants”), and (vii) shares of Common Stock issuable upon exercise of the Placement Agent’s Warrants (the “Placement Agent Warrant Shares”).

The Non-Prefunded Warrants, the Prefunded Warrants and the Placement Agent Warrants are collectively referred to herein as the “Warrants.” The Non-Prefunded Warrant Shares, the Prefunded Warrant Shares and the Placement Agent Warrant Shares are collectively referred to herein as the “Warrant Shares.”

The Common Shares and the Warrants are to be sold by the Company in accordance with an engagement agreement entered into by the Company and H.C. Wainwright & Co., LLC (the “Engagement Agreement”). The securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

In connection herewith, we have examined the Registration Statement and the Prospectus. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws (both as amended to date), and such other records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion, that:

(i)       the Common Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable;

(ii)       the Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii)       the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

CARROLL LEGAL LLC

By:	/s/ James H. Carroll
James H. Carroll
Managing Member